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                                                                      EXHIBIT 99




                  CORPORATIONS WHOSE EMPLOYEES ARE ELIGIBLE
                            TO PARTICIPATE IN PLAN

1.      Alabama National BanCorporation

2.      National Bank of Commerce

3.      Alabama Exchange Bank

4.      Bank of Dadeville

5.      First National Bank of Ashland

6.      Gulf Bank

7.      Citizens Bank of Talladega

8.      St. Clair Federal Savings Bank

9.      Ashland Insurance, Inc.